Exhibit 10.11

MONOLITHIC POWER SYSTEMS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Paul Ueunten (the “Senior Vice President Design Engineering”, (“Executive”)) and Monolithic Power Systems, Inc. (the “Company”), is entered into as of March 10, 2008 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue employment with the Company on the terms and conditions set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement:

(a) “Cause” means (i) the Executive’s failure to perform the duties or responsibilities of the Executive’s employment, in any material respect, as reasonably required or directed by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer (the “CEO”), which failure is not cured within 30 days following written notice to the Executive of the poor performance describing in reasonable detail the poor performance; (ii) the Executive personally engaging in illegal conduct that is detrimental to the Company; (iii) the Executive being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude; or (iv) the Executive committing a material act of dishonesty, fraud or misappropriation of property.

(b) “Good Reason” means, without the Executive’s written consent, (i) a reduction by the Company in the Executive’s Base Salary (as defined in Section 3(a)) as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material, adverse change in the Executive’s authority, responsibilities or duties, as measured against the Executive’s authority, responsibilities or duties immediately prior to such change; or (iv) the relocation of the Executive’s place of work to a facility or a location more than 50 miles from the Executive’s then-present work location, but only if such relocation results in an increased one-way commute of at least 50 miles based on the Executive’s primary residence at the time such relocation is announced.

(c) “Disability” means the Executive’s inability to substantially perform the Executive’s duties as required by the Executive’s employment with or services to the Company as the result of the Executive’s incapacity due to physical or mental illness.

(d) “Change in Control” means the occurrence of (a) a change in the ownership of the Company, (b) a change in the effective control of the Company, or (c) a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined in Treasury Regulation Section 409A-3(i)(5), but only to the extent that such change also constitutes one or more of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a 12-month period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination; or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2. Employment and Duties. The Executive shall remain Senior Vice President Design Engineering of the Company as of the Effective Date. The Executive shall report to the Chief Executive Officer (CEO), and shall assume and discharge such responsibilities as are mutually agreed upon by the Executive and the CEO, and consistent with such office and position. The Executive shall perform faithfully the duties assigned to the Executive to the best of his or her ability.

3. Compensation.

(a) In consideration of the Executive’s services, the Executive shall be paid a base salary at the rate of $252,000 per year during the period of employment, as increased, if at all, pursuant to the following sentence (the “Base Salary”), to be paid in installments in accordance with the Company’s standard payroll practices. This Base Salary shall be reviewed for increases at least annually by the Compensation Committee on the same basis and at the same time as the Compensation Committee shall review the compensation of other executive officers of the Company including any review for the next fiscal year which has not yet occurred, but such increases are not guaranteed.

(b) Subject to approval by the Compensation Committee, the Executive shall, from time to time, receive equity awards under the Company’s 2004 Equity Incentive Plan and such related grant agreements.

(c) The Executive shall participate in the Company bonus plan. The Executive’s annual target bonus will be payable on (i) achievement of personal and company specific performance objectives and (ii) the date established in writing by the Board, CEO or the Compensation Committee of the Board, subject to the Executive’s continued Company employment through such payment date, except as otherwise specifically provided in this Agreement.

4. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue at all times to be at-will, as defined under applicable law, meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason without any liability therefore, except as expressly provided in this Agreement. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

5. Benefits. The Executive, together with the Executive’s spouse and dependent children, if any, shall be permitted, to the extent eligible, to participate at the Company’s expense in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program to the extent that the Company determines that participation on such terms and conditions would not result in unintended tax consequences. The Executive shall also be entitled to twenty (20) days of paid time off (PTO) or as otherwise agreed.

6. Termination for Cause and Voluntary Termination without Good Reason. In the event that the Executive resigns from the Company without Good Reason, or the Company terminates the Executive’s employment for Cause, the Executive shall not receive any compensation or benefits under this Agreement on account of, or after, such termination, except as required by applicable law. The Executive’s rights under any applicable Company benefit plans upon such termination shall be determined under the official terms of the respective benefit plans.

7. Termination without Cause and Voluntary Termination with Good Reason. Subject to Section 10 below, if (i) the Company terminates the Executive’s employment without Cause or the Executive resigns from the Company for Good Reason, and (ii) such termination constitutes a “Separation from Service” within the meaning of Internal Revenue Code Section 409A, then the Executive shall receive severance payments and partially-accelerated vesting of certain equity grants (together the “Severance Benefits”) pursuant to sub-sections 7(a) and (b) below. For purposes of this Agreement, “Separation from Service” shall mean the Executive’s cessation of employee status and shall be deemed to occur at such time as the level of the bona fide services the Executive is to perform in employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent of the average level of services the Executive rendered in employee status during the immediately preceding 36 months (or such shorter period for which the Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). For purposes of determining whether the Executive has incurred a Separation from Service, the Executive will be deemed to continue in “employee” status for so long as the Executive remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder.

(a) Severance Payments. After the date of such termination, the Company shall, for a period of six (6) months following the date of such termination, (i) continue to pay the Executive at a rate based on the Executive’s then-current Base Salary and target annual bonus, in installments in accordance with the Company’s standard payroll practices (as in effect immediately prior to such termination), and (ii) pay the Executive and the Executive’s dependents’ COBRA premiums under all Company-sponsored group health plans (other than the Company’s Flexible Spending Account) that such individuals are enrolled in at the time of such termination (to the extent that the Company determines that doing so would not result in unintended tax consequences). In the event such termination occurs within one year following a Change of Control, then such payments and benefits shall continue for a period of one year after the date of such termination. Notwithstanding the foregoing, however, (A) payments and benefits under clauses (i) and (ii) shall terminate immediately upon the date the Executive commences to provide services to another entity for compensation, whether present or deferred, and the Executive shall provide the Company with written notice of the Executive’s acceptance of such a service provider position within three days thereof and (B) benefits under subsection (ii) shall cease on the date that the Executive (or the Executive’s dependents, as applicable) ceases to be eligible for COBRA continuation coverage under the normal COBRA rules.

(b) Vesting Acceleration. Effective on such termination, the Executive shall receive accelerated vesting equivalent to six (6) months of service beyond the date of Executive’s termination with respect to the shares subject to any grant of restricted stock or stock options (each, an “Equity Grant”) granted to the Executive, regardless of whether granted prior to, coincident with, or after, the Effective Date; provided, however, that in the event such termination occurs within one year following a Change of Control, then one hundred percent of the remaining shares subject to each such Equity Grant shall become vested in full and the period during which the Executive is permitted to exercise (if applicable) any such Equity Grant shall be extended for the full term of such Equity Grant (as of the date of grant).

(c) Six-Month Delay. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “Specified Employee,” for purposes of Section 409A of the Code, on the date on which the Executive incurs a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or commence to be paid on any date prior to the first business day after the date that is six (6) months following the Executive’s “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of the Executive’s death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a lump sum payment in cash equal to any cash payments delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay.

8. Death. In the event of the Executive’s death, except as required by applicable law, the Company shall have no obligation to pay or provide any compensation or benefits under this Agreement. The Executive’s rights under the Company’s benefit plans in the event of the Executive’s death shall be determined under the official provisions of such benefit plans.

9. Disability. In the event of the Executive’s Disability, except as required by law, the Company may terminate the Executive’s employment and no compensation or benefits will be paid or provided to the Executive under this Agreement. The Executive’s rights under the Company’s benefit plans shall be determined under the official provisions of such benefit plans.

10. Other Activities. The Executive shall devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to the Executive pursuant to this Agreement, except for vacations, holidays and sickness. However, to the extent that doing so does not materially interfere with the Executive’s obligations to the Company, the Executive may devote a reasonable amount of the Executive’s time to civic, community, or charitable activities and, with the prior written approval of the Company, serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph, but only to the extent that such businesses or activities are not competitive with the Company’s actual or planned business activities.

11. Proprietary Information. During the period of employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of the Executive’s employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company or any of its affiliates or subsidiaries. The Executive agrees to execute the Company’s form of Proprietary Information Agreement, which is attached hereto as Exhibit A and incorporated herein by reference. The provisions of this Section 11 shall survive the termination of this Agreement and the Executive’s employment with the Company.

12. Covenant Not to Solicit. Beginning with the date of the Executive’s termination and until one year thereafter, the Executive agrees that Executive will not:

(i) solicit any employee of the Company or any of its affiliates or subsidiaries for employment, or

(ii) interfere in any manner prohibited by applicable law with the contractual or employment relationship between the Company or any of its affiliates or subsidiaries and any employee of the Company or any of its affiliates or subsidiaries.

The provisions of this Section 12 shall survive the termination of this Agreement and the Executive’s employment with the Company.

13. Tax Provisions. In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the Executive, would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits hereunder shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The provisions of this Section 14 shall survive the termination of this Agreement and the Executive’s employment with the Company.

14. Arbitration. Except as set forth in this Section 14, the Company and the Executive agree to resolve any disputes by binding arbitration. The Company and the Executive understand that this agreement to arbitrate covers all disputes that the Executive may have against the Company or its related entities or employees, including those that relate to the Executive’s employment or termination of employment (for example claims of unlawful discrimination or harassment). The arbitration will be conducted by an impartial arbitrator experienced in employment law (selected from the JAMS panel of arbitrators) in accordance with JAMS’ then-current employment arbitration rules (except as otherwise provided in this agreement). The Company and the Executive waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that they are giving up their right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. The COMPANY will pay any filing fee and the fees and costs of the arbitrator, unless the Executive initiates the claim, in which case the Executive only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the California. Each of the Company and the Executive shall be responsible for their own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either the Company or the Executive from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Santa Clara County, California, unless the parties agree otherwise.

15. Former Employers. The Executive is not subject to any employment, confidentiality, or other agreement or restriction that would prevent the Executive from fully satisfying the Executive’s duties under this Agreement or that would be violated if the Executive did so. Without the Company’s prior written approval, the Executive promises that the Executive will not:

(a) disclose proprietary information belonging to a former employer or other entity without its written permission;

(b) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company or its affiliates; or

(c) distribute announcements about or otherwise publicize my employment with the Company or its affiliates.

The Executive will indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because the Executive is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges the Executive’s entering into this Agreement or rendering services pursuant to it.

16. Department of Homeland Security Verification Requirement. The Executive agrees to timely file all documents required by the Department of Homeland Security to verify the Executive’s identity and the Executive’s lawful employment in the United States. Notwithstanding any other provision of this Agreement, if the Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, the Executive agrees that the Executive’s employment shall terminate immediately and that the Executive shall not be entitled to any compensation or benefits from the Company of any type.

17. Governing Law. To the extent not governed by U.S. federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

18. Entire Agreement. This Agreement and all existing Equity Grants represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral. No modification or amendment to this Agreement will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in the Executive’s duties, salary or compensation will not affect the validity or scope of this Agreement. The Executive understands and agrees that the Company may, in its sole discretion, amend or terminate any Company-sponsored employee benefit plans.

19. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

20. Waiver etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

21. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

22. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

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The parties have executed this Agreement as of the date first above written.

MONOLITHIC POWER SYSTEMS, INC.

By:	/s/ Michael Hsing
Name:	Michael Hsing
Title:	President and CEO

“Executive”

By:	/s/ Paul Ueunten
Name:	Paul Ueunten